  Exhibit 99.1

Loop Industries and SK global chemical Close $56.5M Strategic Equity Deal, Provide Further Update on Asian Joint Venture to Manufacture 100% Recycled PET Plastic

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$56.5 M purchase of new treasury common shares of Loop Industries at $12 per share, pursuant to the agreement announced by the two companies on June 23, 2021
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Joint venture to begin planning phase for first Infinite Loop™ facility in Ulsan, South Korea, with a minimum of four manufacturing facilities planned by 2030
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Mr. Jonghyuk Lee appointed to Loop’s Board of Directors

Montréal (Canada)/ACCESSWIRE/ August 2, 2021/Loop Industries (Nasdaq: LOOP) (“Loop” or “The Company”), a leading innovator in clean technology whose mission is to accelerate a circular plastics economy and SK global chemical Co. Ltd. (“SKGC”), a subsidiary of South Korea’s SK Group, announce the closing of a $56.5 million purchase of new treasury common shares of Loop Industries at $12 per share and warrants to purchase common shares, pursuant to the agreement which was announced by the two companies on June 23, 2021. SKGC now owns 10 percent of Loop’s common shares.

The strategic partnership between the companies intends to accelerate the commercialization of Loop’s technology throughout Asia to supply global CPG brand companies with virgin quality PET resin and polyester fiber made from 100% recycled material. Starting with a first facility in Ulsan, South Korea, expected to begin preparation in 2022, the joint venture intends to build a minimum of four facilities by 2030. Combined, these facilities are expected to process approximately 400,000 tons of PET plastic and polyester fiber waste annually.

Appointment of Jonghyuk Lee to Loop’s Board of Directors

In conjunction with the equity investment, Mr. Jonghyuk Lee, Vice President of SKGC’s Green Business Division, has been appointed to Loop’s Board of Directors, effective immediately. This appointment reflects SKGC’s strategic view of the importance of its investment in Loop, as part of its “Green for Better Life” global strategic vision.

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles andpackaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin and polyester fiber suitable for use in food-grade packaging, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement towards a circular economy by preventing plastic waste and recovering waste plastic for a more sustainable future for all.

Common shares of Loop Industries are listed on the Nasdaq Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

About SK global chemical

In 1972, SK global chemical laid the foundation for the development of petrochemical industry by operating the first naphtha-cracking facility in Korea. SK global chemical provides various automotive & packaging products and solutions that customers and markets require. Furthermore SK global chemical is growing into a technology-based global chemical company through continuous R&D efforts and global expansion.

SK global chemical will achieve its vision, “Green for Better Life”, by establishing a plastics based circular economy by collaborating with various partners and stakeholders. SK global chemical will expand its portfolio of eco-friendly products and will continuously recycle beyond the amount of plastics produced in order to realize and leverage the sustainability efforts that will benefit our planet.

For more information, please visit www.skglobalchemical.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “should,” “could,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or “continute” the negative of such terms or similar words. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, ability to improve and expand our capabilities, competition, expected activities and expenditures as we pursue our business plan, the adequacy of our available cash resources, regulatory compliance, plans for future growth and future operations, the size of our addressable market, market trends, and the effectiveness of the Company’s internal control over financial reporting. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) building our manufacturing facility, (vii) our ability to scale, manufacture and sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting scrutiny and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of a novel strain of coronavirus (COVID-19), which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures and resulting furloughs of our employees, government employment subsidy programs, travel restrictions or the like to prevent the spread of disease, and market or other changesthat could result in noncash impairments of our intangible assets, and property, plant and equipment, (xi) the outcome of the current SEC investigation or recent class action litigation filed against us, (xii) our ability to hire and/or retain qualified employees and consultants and (xiii) other factors discussed in our subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Media Contact

Loop Industries
Stephanie Corrente, Director of Marketing & Communications
+1 (450) 951-8555 ext. 226
scorrente@loopindustries.com

SK global chemical
Joon young Jeong, Professional Manager
SK Innovation | Value Creation Center
Media PR - Battery business
010-7659-5699
jay.jung@sk.com

Loop Industries Investor Relations
MZ Group—MZ North America
+1 (949) 259-4987
LOOP@mzgroup.us
www.mzgroup.us